EXHIBIT 99.1

FRONTROW CALYPSO LLC

Financial Statements

December 31, 2021

(With Independent Auditors’ Report Thereon)

FRONTROW CALYPSO LLC

Independent Auditors' Report

FrontRow Calypso LLC

Petaluma, CA

Opinion

We have audited the financial statements of FrontRow Calypso LLC, which comprise the balance sheet as of December 31, 2021, and the related statements of income, changes in members' equity, and cash flows for the year then ended, and the related notes to the financial statements.

In our opinion, the accompanying financial statements present fairly, in all material respects, the financial position of FrontRow Calypso LLC as of December 31, 2021, and the results of its operations and its cash flows for the year then ended in accordance with accounting principles generally accepted in the United States of America.

Emphasis of Matter

As discussed in notes 9 and 3 to the financial statements, on December 31, 2021, Boxlight Corporation consummated the acquisition of 100% of the membership interests of FrontRow Calypso LLC. Our opinion is not modified with respect to that matter.

Basis for Opinion

We conducted our audit in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditors' Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of FrontRow Calypso LLC and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audit. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about FrontRow Calypso LLC's ability to continue as a going concern for one year after the date that the financial statements are available to be issued.

DHG is registered in the U.S. Patent and Trademark Office to Dixon Hughes Goodman LLP.

Auditors' Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditors' report that includes our opinion. Reasonable assurance is a high level of assurance, but is not absolute assurance, and, therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements.

In performing an audit in accordance with GAAS, we:

●	Exercise professional judgment and maintain professional skepticism throughout the audit.
●	Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.
●	Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of FrontRow Calypso LLC's internal control. Accordingly, no such opinion is expressed.
●	Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.
●	Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about FrontRow Calypso LLC's ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control-related matters that we identified during the audit.

/s/ Dixon Hughes Goodman LLP

Atlanta, GA

March 16, 2022

DHG is registered in the U.S. Patent and Trademark Office to Dixon Hughes Goodman LLP.

FRONTROW CALYPSO LLC

Balance Sheet

December 31, 2021

(in thousands)

Assets
CURRENT ASSETS:
Cash	$2,752
Accounts receivable, net of allowances	2,338
Inventory, net of reserve	8,071
Related party receivable	1,042
Prepaid expenses and other current assets	884
Total current assets	15,087

PROPERTY AND EQUIPMENT, net	361

OTHER ASSETS	—
Total assets	$15,448
Liabilities and Members’ Capital
CURRENT LIABILITIES:
Accounts payable	$760
Accrued expenses	673
Related party payable	68
Deferred revenue, current portion	539
Other current liabilities	18
Total current liabilities	2,058

DEFERRED REVENUE, net of current portion	687

OTHER LONG TERM LIABILITIES	30
Total liabilities	2,775

COMMITMENTS AND CONTINGENCIES

MEMBERS' CAPITAL	12,673
Total liabilities and members’ capital	$15,448

See accompanying notes to financial statements.

FRONTROW CALYPSO LLC

Statement of Operations

For the Year Ended December 31, 2021

(in thousands)

REVENUE, net	$29,771
COST OF REVENUE	14,510
GROSS PROFIT	15,261
OPERATING EXPENSES:
Selling, general and administrative	5,271
Research & Development	1,774
Total operating expenses	7,045
Income from operations	8,216
OTHER EXPENSE:
Other, net	135
Total other expense	135
Net income	$8,081

See accompanying notes to financial statements.

FRONTROW CALYPSO LLC

Statement of Cash Flows

For the Year Ended December 31, 2021

(in thousands)

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$8,081
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	136
Changes in operating assets and liabilities:
Accounts receivables	(444)
Inventory	(3,245)
Related party receivable/payable	1,535
Prepaid expenses and other assets	(374)
Accounts payable	103
Accrued expenses	(354)
Deferred revenue	(160)
Other liabilities	15
Net cash provided by operating activities	5,294
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(85)
Net cash used in investing activities	(85)
CASH FLOWS FROM FINANCING ACTIVITIES:
Distributions to members	(2,457)
Net cash used in financing activities	(2,457)
Net change in cash	2,752
CASH, beginning of period	0
CASH, end of period	$2,752

SUPPLEMENTAL CASH FLOW INFORMATION:
Interest paid	$—
Taxes paid	$39

See accompanying notes to financial statements.

FRONTROW CALYPSO LLC

Consolidated Statement of Members’ Capital

December 31, 2021

(in thousands, except member units)

	Phonic Ear, Inc.		Calypso Systems LLC		Total Members’
	Units	Amount	Units	Amount	Capital
Balance at December 31, 2020	7,500,000	$5,287	2,500,000	$1,762	$7,049
Distributions	—	(1,843)	—	(614)	(2,457)
Net Income	—	6,061	—	2,020	8,081
Balance at December 31, 2021	7,500,000	$9,505	2,500,000	$3,168	$12,673

See accompanying notes to financial statements.

FRONTROW CALYPSO LLC

Notes to Financial Statements

December 31, 2021

(1)Nature of Business

FrontRow Calypso LLC (the “Company” or “FrontRow”) was organized in the State of Delaware on September 27, 2011 and is headquartered in Petaluma, California. FrontRow was formed by Phonic Ear, Inc. (“PEI”) and Calypso Systems LLC (“Calypso”) with PEI and Calypso holding a 75% and 25% interest in FrontRow, respectively. FrontRow is a manufacturer and distributor of audio equipment that improves communication in learning environments, including developing network-based solutions for intercom, paging, bells, mass notification, classroom sound, lesson sharing, and audio-visual (“AV”) control and management. FrontRow has offices in Petaluma, Toronto, Copenhagen, Brisbane, Hamilton (UK) and Shenzhen, and its products are used in at least 25 countries, including nearly 5,000 school districts in the US. The Company sells its products through resellers and distributors with affiliates of its majority owner, Phonic Ear Inc., being the primary distributors of its product internationally. The Company’s products are generally sold in one of five major solution groups: 1) classroom audio, 2) campus communications, 3) emergency communications, 4) AV control, and 5) remote and hybrid learning.

(2)Covid-19 Update

In March 2020, the World Health Organization declared the outbreak of the COVID-19 virus a global pandemic. The pandemic caused major disruptions to businesses and markets worldwide as the virus spread and may continue to cause disruptions upon waves, such as the most recent Omicron variant, in certain jurisdictions. A number of countries as well as many states and cities within the United States implemented measures in an effort to contain the virus, including establishing and enforcing physical distancing requirements, travel restrictions, border closures, limitations on public gatherings, work from home policies and closure of or restrictions on nonessential businesses. Following the outbreak of COVID-19, FrontRow experienced increased demand due to schools seeking to accommodate a hybrid learning environment whereby the teacher was communicating to students inside and outside the classroom. Revenue from certain FrontRow products experienced significant growth during the periods following the outbreak. Revenue and gross profit were not initially impacted negatively. However, as demand exceeded the Company’s supplies, both revenue and gross profit experienced less favorable results than would otherwise have been achieved from the increased demand due to lack of product availability and rising landed costs (as components and shipping costs increased). Certain operating costs also declined due to operating decisions made as a result of the pandemic, including limited hiring and reduced travel and conference expenses. The effects of the outbreak are still evolving, and the ultimate severity and duration of the pandemic and the implications on global economic conditions remains uncertain.

(3)Summary of Significant Accounting Policies

(a)	Basis of Presentation

The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and include the accounts of the Company. Operations of the Company are reflected in the financial statements through December 31, 2021 and the related carrying amounts are reflected in the financial statements as they were immediately prior to Boxlight Corporation’s acquisition of the Company’s outstanding membership units on December 31, 2021 (the “Acquisition”). See note 9 for additional information related to the Acquisition.

(b)	Use of Estimates

The preparation of the financial statements in conformity with GAAP requires management to make estimates and assumptions that impact the reported amounts of assets and liabilities and the

FRONTROW CALYPSO LLC

Notes to Financial Statements

December 31, 2021

disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Significant estimates are used in the following areas: revenue recognition and inventory. The Company evaluates its estimates and assumptions on an ongoing basis using historical experience and other factors and adjusts those estimates and assumptions when facts and circumstances dictate. Actual results could differ from the estimates that were assumed in preparing the financial statements.

(c)	Fair Value Measurements

The Company estimates fair value in accordance with Accounting Standards Codification (“ASC”) 820, Fair Value Measurement. The Company defines fair value as the price that would be received from the sale of an asset or paid to transfer a liability in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. When considering market participant assumptions in fair value measurements, the following fair value hierarchy distinguishes between observable and unobservable inputs, which are categorized in one of the following levels:

Level 1 – This level consists of unadjusted quoted prices in active markets for identical assets or liabilities accessible to the reporting entity at the measurement date.

Level 2 – This level consists of unadjusted quoted prices other than quoted prices included in Level 1 inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the asset or liability.

Level 3 – This level consists of unobservable inputs for the asset or liability used to measure fair value to the extent that observable inputs are not available, thereby allowing for situations in which there is little, if any, market activity for the asset or liability at the measurement date.

The carrying amounts reflected in the balance sheet for cash, trade receivables, related party receivables, prepaid expenses and other assets, accounts payable and accrued expenses approximate their respective fair value based on the short-term nature of these instruments.

(d)	Concentrations of Credit and Other Risks

Financial instruments that potentially subject the Company to significant concentrations of credit risk consist principally of cash and accounts receivable and related party receivable. Cash is on deposit at a single creditworthy financial institution in a bank deposit account, which at times may exceed federally insured limits. The Company has two customers that account for 27% of revenue for the year ended December 31, 2021, and four customers that account for 70% of the accounts receivable at December 31, 2021.

The Company is also subject to risks in the concentration of costs incurred with certain vendors. Three vendors accounted for approximately 82% of cost of goods sold for the year ended December 31, 2021.

(e)	Cash

The Company considers all highly liquid investments with an original or remaining maturity of three months or less at the date of purchase to be cash equivalents.

(f)	Accounts Receivable and Related Party Receivable

FRONTROW CALYPSO LLC

Notes to Financial Statements

December 31, 2021

A contract with a customer creates legal rights and obligations. As the Company performs under customer contracts, its right to consideration that is unconditional is considered to be accounts receivable. Those same unconditional rights to consideration from entities under common control are classified as related party receivables. Amounts collected on accounts receivables and related party receivables are included in net cash provided by operating activities in the statement of cash flows. The Company maintains an allowance for doubtful accounts for estimated losses inherent in their accounts receivable portfolio. In establishing the required allowance, management considers historical losses adjusted to take into account current market conditions and the customers’ financial condition, the amount of receivables in dispute, and the current receivables aging and payment patterns. When management becomes aware of circumstances that may decrease the likelihood of collection, it records a specific allowance against amounts due, which reduces the receivable to an amount that management reasonably believes will be collected. The Company does not have any off-balance-sheet credit exposure related to its customers. As of December 31, 2021, the Company’s accounts receivable balance was presented net of allowances for bad debt and sales returns of approximately $106,000.

(g)	Revenue Recognition

The Company recognizes revenue in accordance with Accounting Standards Codification (“ASC”) 606, Revenue from Contracts with Customers, as amended (“ASC 606”). Under ASC 606, revenue is recognized when a company transfers the promised goods or services to a customer in an amount that reflects consideration that is expected to be received for those goods and services. Control is generally transferred when the Company has a present right to payment and the title and/or the significant risks and rewards of ownership of products or services are transferred. A performance obligation is a promise in a contract to transfer a distinct good or service to the customer and is the unit of accounting in ASC 606. The transaction price is allocated to each distinct performance obligation and recognized as revenue when, or as, the performance obligation is satisfied. ASC 606 also requires additional disclosure about the nature, amount, timing, and uncertainty of revenue and cash flows arising from customer contracts, including significant judgments and changes in judgments. Product revenue is generally derived from the sale of the Company’s audio and communication software and equipment to resellers and distributors. Service revenue is generally derived from hardware and software maintenance services.

(i)	Nature of Products and Services and Related Contractual Provisions

In many cases, the Company’s sales of its equipment include hardware maintenance services, a license to software, and the provision of related software maintenance. In most cases, equipment is sold with hardware maintenance services under warranty provisions in its contracts with terms ranging from 3-5 years. Other equipment is sold with short-term assurance type warranties. Software maintenance includes technical support, product updates on a when and if available basis, and error correction services. The Company also licenses software with some of its equipment, in which case the Company also provides software maintenance.

The Company’s product sales, including those with software and related services, generally include a single payment up front for the products and services, and revenue is recorded net of estimated sales returns and rebates based on the Company’s expectations and historical experience. Control transfers, and therefore, revenue is recognized when products are shipped at the point of origin. When the Company transfers control of its products to the customer prior to the related shipping and handling activities, the Company has adopted a policy of accounting for shipping and handling activities as a fulfillment cost rather than a performance obligation. For many of the Company’s software product sales, control is transferred when shipped at the point

FRONTROW CALYPSO LLC

Notes to Financial Statements

December 31, 2021

of origin since the software is installed on the equipment in advance of shipping. For other software product sales, control is transferred when the customer receives the related code enabling access to the software. For the Company’s hardware and software maintenance, revenue is recognized ratably over time as the services are provided since time is the best output measure of how those services are transferred to the customer. The Company’s product and service revenue was as follows for the year ended December 31, 2021 (in thousands):

Product revenue	$28,728
Services revenue	1,043
Total Revenue	$29,771

For the sale of third-party products and services where the Company obtains control of the products and services before transferring it to the customer, the Company recognizes revenue based on the gross amount billed to customers. The Company considers multiple factors when determining whether it obtains control of the third-party products and services including, but not limited to, evaluating if it can establish the price of the product, retains inventory risk for tangible products or has the responsibility for ensuring acceptability of the product or service. The Company has not historically entered into transactions where it does not take control of the product or service prior to transfer to the customer. The Company excludes all taxes assessed by a governmental agency that are both imposed on and concurrent with the specific revenue-producing transaction from revenue (for example, sales and use taxes). In essence, the Company is reporting these amounts collected on behalf of the applicable government agency on a net basis as though they are acting as an agent. The taxes collected and not yet remitted to the governmental agency are included in accounts payable and accrued expenses in the accompanying consolidated balance sheets.

(ii)Significant Judgments

For contracts with multiple performance obligations, each of which represent promises within a contract that are distinct, the Company allocates revenue to all distinct performance obligations based on their relative stand-alone selling prices (“SSPs”). The Company’s products and services included in its contracts with multiple performance obligations generally are not sold separately and there are no observable prices available to determine the SSP for those products and services. Since observable prices are not available, SSPs are established that reflect the Company’s best estimates of what the selling prices of the performance obligations would be if they were sold regularly on a stand-alone basis. The Company’s process for estimating SSPs without observable prices considers multiple factors that may vary depending upon the unique facts and circumstances related to each performance obligation including, when applicable, the estimated cost to provide the performance obligation, market trends in the pricing for similar offerings, product-specific business objectives, and competitor or other relevant market pricing and margins. Because observable prices are generally not available for the Company’s performance obligations that are sold in bundled arrangements, the Company does not apply the residual approach to determining SSP. However, the Company does have certain performance obligations for which pricing is highly variable or uncertain, and contracts with those performance obligations generally contain multiple performance obligations with highly variable or uncertain pricing. For these contracts the Company allocates the transaction price to those performance obligations using an alternative method of allocation that is consistent with the allocation objective and the guidance on determining SSPs in Topic 606 considering, when applicable, the estimated cost to provide the performance obligation, market pricing for competing product or service offerings, residual values based on the estimated SSP for certain goods, product-specific

FRONTROW CALYPSO LLC

Notes to Financial Statements

December 31, 2021

business objectives, incremental values for bundled transactions that include a service relative to similar transactions that exclude the service, and competitor pricing and margins. A separate price has not been established by the Company for its hardware maintenance services and software maintenance services. In addition, hardware maintenance services, software licenses, and the related maintenance services are never sold separately and are proprietary in nature, and the related selling price of these products and services is highly variable or uncertain. Therefore, the SSP of these products and services is estimated using the alternative method described above, which includes residual value techniques.

The Company has applied the portfolio approach to its allocation of the transaction price for certain portfolios of contracts that are executed in the same manner, contain the same performance obligations, and are priced in a consistent manner. The Company believes that the application of the portfolio approach produces the same result as if they were applied at the contract level.

(iii)Contract Balances

There were no material contract cost assets capitalized in the balance sheet of the Company, and there were no impairment losses related to contract cost assets recognized in its statement of operations. The Company has an unconditional right to consideration for all products and services transferred to the customer. That unconditional right to consideration is reflected in accounts receivable in the accompanying balance sheet in accordance with ASC 606. The timing of invoicing to customers may differ from the timing of revenue recognition. Contract liabilities are reflected in deferred revenue in the accompanying balance sheet and include amounts allocated to performance obligations that have not yet been transferred to the customer related to hardware and software maintenance. Fees for the Company’s contracts are generally fixed and are due within 30-60 days of contract execution. The Company has an established history of collecting under the terms of its contracts without providing refunds or concessions to its customers. The Company’s contractual payment terms do not vary when products are bundled with services that are provided over multiple years. In these contracts where services are expected to be transferred on an ongoing basis for several years after the related payment, the Company has determined that the contracts do not include a significant financing component.

(iv)Variable Consideration

The Company’s otherwise fixed consideration in its customer contracts may vary when refunds or credits are provided for items such as sales returns or stock adjustment rights. The Company generally does not allow product returns other than under assurance warranties or hardware maintenance contracts. However, the Company, on a case-by-case basis, will grant exceptions, mostly “buyer’s remorse” where the distributor or reseller’s end customer either did not understand what they were ordering, or determined that the product did not meet their needs. An allowance for sales returns is estimated based on an analysis of historical trends. In limited situations, a customer may return previous purchases held in inventory for a specified period of time in exchange for credits toward additional purchases. The Company includes variable consideration in its transaction price when there is a basis to reasonably estimate the amount of the fee and it is probable there will not be a significant reversal. These estimates are generally made using the expected value method based on historical experience and are measured at each reporting date. There was no material revenue recognized in 2021 related to changes in estimated variable consideration that existed at December 31, 2020.

(h)	Inventories

FRONTROW CALYPSO LLC

Notes to Financial Statements

December 31, 2021

Inventories are stated at the lower of cost or net realizable value and include finished goods. Any carrying value associated with component parts held by the Company for warranty repair purposes is immaterial. Inventories are primarily determined using the first-in, first-out (“FIFO”) cost method. Cost includes direct cost from the Company’s contract manufacturers or its other suppliers, plus material overhead related to the purchase, inbound freight, import duty costs, and certain storage costs.

In evaluating the carrying value of its inventories, the Company reviews its inventory levels to identify slow-moving products and markdowns necessary to sell slow-moving products that would reduce the estimated net realizable value of those products below cost. Consideration is given to several quantitative and qualitative factors, including current pricing levels and the anticipated need for subsequent markdowns, aging of inventories, historical sales trends, and the impact of market trends and economic conditions. Estimates of markdown requirements may differ from actual results due to changes in quantity, quality and mix of products in inventory, as well as changes in consumer preferences, market and economic conditions. As of December 31, 2021, the carrying value of inventory was reported net of a reserve for obsolescence of approximately $367,000. In addition, the Company wrote off inventories of approximately $36,000 during the year ended December 31, 2021.

(i)	Warranty Costs

Customer orders for equipment that do not include hardware maintenance services generally include warranty coverage ranging from 0-2 years. Although historical claims under these assurance-type warranties have not been significant, any warranty obligation is accrued in other current liabilities in the balance sheet. The warranty obligation is evaluated considering a number of factors including historical product failure rates and the related use of materials, labor costs and freight incurred in correcting any product failure. Should actual product failure rates, use of materials, or other costs differ from the Company’s estimates, additional warranty liabilities could be required, which would reduce its gross profit.

(j)	Research and Development

Research and development costs are expensed as incurred and consist primarily of personnel related costs, prototype and sample costs, design costs, global product certifications, and certain allocated overhead costs.

(k)	Property and Equipment

Property and equipment are stated at cost less accumulated depreciation and include machinery and tooling, purchased software, website development costs and computer equipment, and furniture and other equipment. Major additions and improvements are capitalized while maintenance and repairs that do not improve or extend the useful life of the respective asset are expensed as incurred. Depreciation of property and equipment is computed using the straight-line method over the estimated useful lives of the assets, which range from 3 to 10 years. Leasehold improvements are amortized over the shorter of the lease term or the estimated useful lives of the improvements.

Costs incurred during the preliminary stage of development of an internal use software application or website, such as the conceptualization and evaluation of the project, are expensed as incurred. The costs incurred during the development stage of the application or website, such as coding, testing, and debugging, are capitalized. Costs incurred in the post implementation and operation phases of the application or website, such as training and maintenance, are expensed as incurred. Additionally, costs incurred to enhance and extend software lives are capitalized. Capitalized website development and internal use software costs are amortized on a straight-line basis over their estimated useful life

FRONTROW CALYPSO LLC

Notes to Financial Statements

December 31, 2021

of 5 years, beginning on the date the website or internal use software is ready for its intended use. Except for website development costs, the Company’s software development costs have not historically met the criteria for capitalization. Amortization of website development costs is included in depreciation in the statement of operations. Other software development costs that are expensed as incurred are included in selling, general and administrative expenses in the statement of operations.

(l)	Impairment of Long-lived Assets

The long-lived assets of the Company, specifically property and equipment, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying value of such assets may not be recoverable. An impairment loss is recognized for the amount by which the carrying amount of the asset or asset group exceeds fair value, if the carrying amount of the asset or asset group is not recoverable. The Company did not recognize an impairment loss on these long-lived assets in the statement of operations.

(m)	Income Taxes

The Company operates as a limited liability company and is generally not required to pay federal income taxes. As such, income and expenses are passed through to the members and are reported on their individual income tax returns. However, the Company is subject to certain state taxes and fees which are included in other expense in the accompanying statement of operations.

(n)	Commitments and Contingencies

The Company enters into multi-year leasing arrangements for office space to support its operations and accounts for these leases in accordance with ASC 840, Leases. Liabilities for loss contingencies arising from claims, assessments, litigation, fines, and penalties and other sources are recorded when it is probable that a liability has been incurred and the amount can be reasonably estimated, in accordance with ASC 450, Contingencies. Legal costs incurred in connection with loss contingencies are expensed as incurred.

(o)	Advertising Costs

Advertising costs are expensed as incurred, and approximately $210,000 of advertising costs are included in selling, general and administrative expenses in the accompanying statement of operations for the year ended December 31, 2021.

(p)	Recently Issued Accounting Pronouncements

In February 2016, the Financial Accounting Standards Board (“FASB”) issued ASU 2016-02 Leases (Topic 842), which introduces a lessee model that brings most operating leases on the balance sheet and aligns many of the underlying principles of the new lessor model with those in the FASB’s new revenue recognition standard. The FASB issued ASU 2019-10, which provides the new effective date for Topic 842 for the Company to be January 1, 2022. The Company is evaluating the effect of Topic 842 on its financial statements. See Note 12 for a summary of our undiscounted minimum rental commitments under operating leases as of December 31, 2021.

In June 2016, the FASB issued ASU 2016-13, Financial Instruments - Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments. The amendments in this update change how companies measure and recognize credit impairment for many financial instruments measured at amortized cost. The new model for current expected credit losses ("CECL") will require the Company to recognize an estimate of credit losses expected to occur over the remaining life of the financial instruments that are within the scope of the update, including accounts receivable and

FRONTROW CALYPSO LLC

Notes to Financial Statements

December 31, 2021

certain settlement processing assets, each of which are short-term in nature. Under current GAAP, credit losses on these financial instruments are not recognized until their occurrence is deemed to be probable. The guidance will be effective for the Company on January 1, 2023. In general, the new guidance will require modified retrospective application to all outstanding financial assets that are within the scope of the update, with a cumulative-effect adjustment, if any, recorded to retained earnings as of the date of adoption. The Company is evaluating the effect of ASU 2016-13 on its financial statements.

(4)Accrued Expenses

Accrued expenses consisted of the following at December 31, 2021 (in thousands):

Accrued compensation	$285
Accrued commissions	127
Accrued rebates	258
Other accrued expenses	3
Total	$673

(5)Property and Equipment

Property and equipment consisted of the following at December 31, 2021 (in thousands):

Furniture and fixtures	$173
Machinery, tooling and equipment	1,274
Software and computer equipment	297
Leasehold improvements	44
1,789
Less: accumulated depreciation	(1,428)
Total	$361

Depreciation expense was approximately $136,000 for the year ended December 31, 2021.

(6)Members’ Capital

The limited liability company agreement of FrontRow (the “LLC Agreement”) specifies a single class of membership units with 10 million units outstanding that are subject to certain restrictions on transfer; 7.5 million are held by PEI and 2.5 million are held by Calypso. Each member, as defined in the LLC Agreement, has the right to vote on all matters submitted to the members; with each unit being entitled to one vote. Matters submitted to the members are decided by a majority vote with the following exceptions, which require at least 80% of the outstanding units: matters related to amending, modifying, or otherwise changing the LLC Agreement, authorization or issuance of any units or the creation of new classes of units, the sale of the Company, a repurchase of Company units, except as previously approved, the creation, incurrence, assumption, guarantee, refinance, or repayment of any indebtedness or credit facility, as defined in the LLC Agreement.

Profits and losses were allocated to each member in such a manner that each member’s capital account was equal to the respective net amounts which would be distributed to the members upon a liquidation of the Company for an amount equal to the carrying value of its assets and liabilities, as defined in the LLC Agreement. All outstanding units were included in the determination of profit and loss allocations and periodic distributions. Distributions shall be made to the members on at least a quarterly basis in an amount sufficient to enable the member to pay timely estimated and annual federal, state, and local taxes

FRONTROW CALYPSO LLC

Notes to Financial Statements

December 31, 2021

attributable to allocations of profits under the LLC Agreement. In addition to the obligation of the Company to make tax distributions, the Company may, but is not obligated to, make distributions at any time based on the number of units held by each member. Upon the occurrence of a dissolution event along with the applicable approvals of the members and their representatives on the board, the net proceeds of the liquidation or sale, following the satisfaction of all of the Company’s debts and liabilities, will be distributed in proportion to the member units held by the members. On December 31, 2021, all outstanding units were acquired and subsequently cancelled in connection with the Acquisition (Notes 3 and 9).

(7)Commitments and Contingencies

Leases

The Company has long-term, non-cancelable operating lease agreements for its office facility. Total rental expense was approximately $412,000 for the year ended December 31, 2021. Included in the rental expense is approximately $25,000 in rent related to a verbal lease agreement with an affiliate of the Company for an office facility in Denmark that is used for the Company’s remote engineering team. Future minimum lease payments (excluding executory costs) on non-cancelable operating leases as of December 31, 2021 are as follows (in thousands):

2022	$284
2023	292
2024	224
Total	$800

Retirement Plan

The Company has a 401(k) profit-sharing plan (the “401(k) Plan”) for the benefit of all non-temporary employees who have attained the age of 21 years old. Eligible employees may contribute to the 401(k) Plan subject to certain limitations. Under the provisions of the 401(k) Plan, the Company may make discretionary matching contributions, profit sharing contributions, and a safe harbor non-elective contribution equal to 1% of each participant’s compensation, as determined by management. The Company made total contributions of approximately $17,000 for the year ended December 31, 2021.

Purchase Commitments

The Company is legally obligated to fulfill certain purchase commitments made to vendors that supply materials used in the Company’s products or to manufacturers from which the Company purchases finished goods. Under the terms of an agreement with one of its manufacturers, the Company is required to provide purchasing forecasts periodically and has provided a forecast for its 2022 purchases. Although there is no legal obligation to purchase products based on those forecasts, if the Company did not fulfill the purchases under the forecast, the Company would be obligated to pay the manufacturer for the cost of certain remaining component parts if there were no alternative uses for the component parts as described in the agreement. The total estimated cost of such component parts assuming the Company purchases no product from the manufacturer during the purchase period in 2022 and assuming there are no alternative uses for the component parts at the end of the purchase period is approximately $2.7 million.

Contingencies

From time to time, the Company may become involved in various legal matters arising in the ordinary course of business. Management is unaware of any matters requiring accrual or disclosure for related losses in the financial statements as of December 31, 2021.

FRONTROW CALYPSO LLC

Notes to Financial Statements

December 31, 2021

(8)Related Party Transactions

The Company’s majority owner, PEI is wholly owned by Demant A/S, a hearing healthcare and technology company based in Denmark. Accordingly, the Company is part of the Demant group of companies and has certain verbal arrangements with Demant A/S and its affiliates (collectively, “Demant”) under which it conducts business on an ongoing basis. Under these arrangements, the Company sells its products and services to Demant whereby Demant is the primary distributor of its products and services internationally. Under these distribution arrangements, the Company recognized approximately $3,939,000 in revenue from the sale of its products and services to Demant. During the year ended December 31, 2020, the Company sold approximately $170,000 in products to a certain Demant affiliate in Europe. During the year ended December 31, 2021, the Company repurchased the majority of those products at the same price they were sold in the prior year and subsequently resold the products to unaffiliated customers.

The Company also receives certain services from Demant under shared services arrangements related to various selling, general and administrative and research and development functions. Costs incurred under these shared service arrangements include employee payroll and benefits, office rent, accounting and tax fees, research materials, recruiting, and utilities, among others. During the year ended December 31, 2021, the Company incurred approximately $199,000 and $374,000 in selling, general, and administrative and research and development expenses, respectively under these shared service arrangements. The Company also paid approximately $60,000 in management fees to Demant for management services during the year ended December 31, 2021, which are included in selling, general, and administrative expenses in the statement of operations. The Company periodically settles amounts due from Demant for the sale of its products and services and due to Demant for the shared services. As of December 31, 2021, the net amount due to the Company from certain Demant affiliates was approximately $1,042,000 and is recognized as a related party receivable in the accompanying balance sheet, and the net amount due to certain other Demant affiliates at that date was approximately $68,000 in related party payable in the accompanying balance sheet.

Prior to 2021, the Company paid certain tax liabilities on behalf of its members, Calypso, in the amount of approximately $121,000. This related party receivable was settled on December 31, 2021 in connection with its acquisition by Boxlight Corporation (note 9). The cash related to the settlement of this receivable is included in cash in the balance sheet at December 31, 2021.

(9)Subsequent Events

The Company has evaluated subsequent events through March 16, 2022, the date which the financial statements were available to be issued and based on our evaluation, the Company did not identify any events that would have required recognition or disclosure in these financial statements, except for the following:

On December 31, 2021, Boxlight Corporation (“Boxlight”) and its wholly owned subsidiary, Boxlight, Inc., consummated the Acquisition of 100% of the membership units of FrontRow. FrontRow was acquired in exchange for payment of $34.7 million in cash to its members as well as a small portion paid to FrontRow itself in satisfaction of a receivable due to the Company from Calypso. The Acquisition occurred pursuant to the terms of a membership interest purchase agreement, dated October 29, 2021 (the “Purchase Agreement”), between Boxlight, Boxlight, Inc., FrontRow and its members. The final purchase price of $34.7 million, which was based on an initial value of $30 million, adjusted for working capital, certain transaction expenses and other objectively determinable transaction costs may be subject to certain additional adjustments within 90 days of the December 31, 2021 closing. Of the $34.7 million in cash consideration specified to be paid to the FrontRow members, $1 million was initially placed in escrow at

FRONTROW CALYPSO LLC

Notes to Financial Statements

December 31, 2021

the time of execution of the Purchase Agreement as a form of earnest money. This earnest money was released to FrontRow members on the closing date based on their membership interest, along with the balance of the $34.7 million purchase price.